Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information combines the historical consolidated financial position and results of operations of F.N.B. Corporation (“F.N.B.) and its subsidiaries and of Yadkin Financial Corporation (“Yadkin”) and its subsidiaries as an acquisition by F.N.B. of Yadkin using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Yadkin will be recorded by F.N.B. at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if the transaction had occurred on December 31, 2016. The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2016 gives effect to the merger as if the transaction had become effective at January 1, 2016.

The merger was announced on July 21, 2016 and completed on March 11, 2017. Pursuant to the merger agreement, each outstanding share of Yadkin common stock, other than shares of Yadkin common stock that F.N.B., its subsidiaries and Yadkin’s subsidiaries hold and shares that Yadkin holds as treasury shares, became, by operation of law, the right to receive 2.16 shares of F.N.B. common stock. In addition, the unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of F.N.B. and Yadkin that are contained in each of their Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 23, 2017 and March 1, 2017, respectively.

The unaudited pro forma condensed consolidated financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of F.N.B. and its subsidiaries and of Yadkin and its subsidiaries which are referred to above.

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F.N.B. CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

as of December 31, 2016

(Dollars in thousands, except per share data)

	F.N.B. Corporation	Yadkin Financial Corporation	Pro Forma Adjustments		Pro Forma Combined
Assets:
Cash and cash equivalents	$371,407	$124,413	$(55,266)	H	$440,554
Investment securities	4,569,329	1,029,348	—		5,598,677
Loans held for sale	11,908	76,876	—		88,784
Loans and leases	14,896,943	5,159,410	(181,484)	A	19,874,869
Allowance for loan losses	(158,059)	(13,990)	13,990	B	(158,059)

Net loans	14,738,884	5,145,420	(167,494)		19,716,810

Premises and equipment, net	243,956	103,954	—		347,910
Goodwill	1,032,129	339,538	881,138	C	2,252,805
Core deposit and other intangible assets, net	67,327	39,686	28,074	D	135,087
Other assets	809,877	356,395	62,055	E	1,228,327

Total assets	$21,844,817	$7,215,630	$748,507		$29,808,954

Liabilities:
Deposits	$16,065,647	$5,219,470	$9,782	F	$21,294,899
Borrowings	3,042,504	924,024	361	G	3,966,889
Other liabilities	165,049	57,905	—		222,954

Total liabilities	19,273,200	6,201,399	10,143		25,484,742

Preferred stockholders’ equity	106,882	—	—		106,882
Common stockholders’ equity	2,464,735	1,014,231	738,364	H,I	4,217,330

Total stockholders’ equity	2,571,617	1,014,231	738,364		4,324,212

Total liabilities and stockholders’ equity	$21,844,817	$7,215,630	$748,507		$29,808,954

Book value per common share	$11.68	$19.61			$13.07
Shares outstanding	211,059,547	51,725,827	59,894,148		322,679,522

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

F.N.B. CORPORATION

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA INCOME STATEMENT

For the Year Ended December 31, 2016

(Dollars in thousands, except per share data)

	F.N.B. Corporation	Yadkin Financial Corporation	Pro Forma Adjustments		Pro Forma Combined

Total interest income	$678,963	$268,833	$(7,200)	A	$940,596
Total interest expense	67,451	31,726	997	F,G	100,174

Net interest income	611,512	237,107	(8,197)		840,422
Provision for loan losses	55,752	10,642	—		66,394

Net interest income after provision for loan losses	555,760	226,465	(8,197)		774,028
Non-interest income	201,761	56,548	—		258,309
Non-interest expense	511,133	195,775	1,561	D	708,469

Income before income taxes	246,388	87,238	(9,758)		323,868
Income taxes	75,497	32,070	(3,415)	J	104,152

Net income	170,891	55,168	(6,343)		219,716
Preferred stock dividends	8,041	—	—		8,041

Net income available to common stockholders	$162,850	$55,168	$(6,343)		$211,675

Earnings per common share:
Basic	$0.79	$1.15			$0.67
Diluted	$0.78	$1.14			$0.66

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Note 1 – Pro Forma Adjustments

Following is a summary of the adjustments made to develop the pro forma financial statements presented above:

(A)	Adjustment to loans and leases, net of unearned income to reflect estimated fair value adjustments, which included lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

(B)	Adjustment to reverse the historical Yadkin allowance for loan losses of $14.0 million.

(C)	Adjustment to record $1.2 billion of goodwill created as a result of the merger.

(D)	Adjustment to record core deposit intangible assets (CDI), net of the reversal of CDI recorded by Yadkin in prior acquisitions. For purposes of the pro forma adjustment shown here, the estimated fair value of the CDI is $55.6 million, which will be amortized on an accelerated basis over 10 years, and the reversal of the Yadkin CDI is $27.5 million. The impact of the adjustment was to increase non-interest expense by approximately $1.6 million for the year ended December 31, 2016, net of the reversal of non-interest expense for the amortization associated with CDI recorded by Yadkin in prior acquisitions.

(E)	Adjustment to record the deferred tax asset created as a result of the fair value adjustments using FNB’s statutory tax rate of 35%.

(F)	Adjustment of $9.8 million to record assumed time deposits at fair value based on current interest rates for similar instruments. The adjustment will be recognized on an accelerated basis over 5 years. The impact of the adjustment was to increase interest expense by approximately $1.4 million for the year ended December 31, 2016, net of the reversal to decrease interest expense for the amortization of purchase accounting adjustments recorded by Yadkin in prior acquisitions.

(G)	Adjustment of $0.3 million to record assumed borrowings at fair value based on current interest rates for similar instruments. This adjustment includes $9.1 million related to subordinated debt with a weighted average remaining life of 4.9 years and $(8.8) million related to junior subordinated debt with a weighted average remaining life of 19.4 years. The net impact of the adjustment was to increase interest expense by $1.2 million for the year ended December 31, 2016.

(H)	Adjustment of $55.3 million pre-tax to record the incremental direct costs associated with the merger. These costs include accountant and attorney fees, investment banker services, payout of vendor contract obligations, system conversion costs, insurance (tail coverage), payout of employee contracts, severance payments to displaced Yadkin personnel, other personnel-related costs and other miscellaneous costs.

(I)	Adjustment to eliminate Yadkin’s historical shareholders’ equity, which reflects the issuance of 111,619,975 shares of FNB common stock and includes the conversion of Yadkin’s stock options into FNB stock options. The value of the FNB common stock to be issued is based on the stock price of $15.97 as of March 10, 2017.

(J)	Adjustment to record the income tax impact of the pro forma adjustments using FNB’s statutory tax rate of 35%.

The accounting policies of both FNB and Yadkin are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2 – Merger Costs

Merger- and integration-related costs are not included in the pro forma condensed combined statement of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies actually combined during the periods presented. Merger- and integration-related costs are estimated to be $100 million pre-tax.